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CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-4 of our report dated February 9, 1998, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dominion Resources, Inc. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

Deloitte & Touche LLP

Richmond, Virginia

April 21, 1998